Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources Reports 2008 Fourth-Quarter and Full-Year Results

FORT WORTH, TEXAS (February 25, 2009) – Quicksilver Resources Inc. (NYSE: KWK) today reported operating and financial results for the 2008 fourth quarter and full year.

2008 Highlights

•	Produced record volumes of nearly 263 MMcfe per day; up 23% year-over-year
•	Replaced 474% of production with drill bit; finding and development cost of $2.14 per Mcfe
•	Grew reserves 42% from year-end 2007
•	Reduced unit production costs 20% year-over-year
•	Increased adjusted net income to $221 million; up 90% year-over-year
•	Generated a record $457 million of net cash provided by operating activities

Financial Results

Fourth-quarter 2008 adjusted net income, a non-GAAP measure, was $40.4 million ($.23 per diluted share), up 38% from adjusted net income of $29.3 million ($.18 per diluted share) in the 2007 period.  Adjusted net income excludes the following items:

•
Income of $175.0 million ($113.8 million after tax) in the 2008 quarter related to the unrealized noncash mark-to-market of derivative positions held by BreitBurn Energy Partners, associated with the company’s ownership in BreitBurn Energy Partners;

•	an impairment charge of $320.4 million ($208.3 million after tax) in the 2008 quarter related to the company’s equity investment in BreitBurn Energy Partners;
•	an impairment charge of $633.5 million ($411.8 million after tax) in the 2008 quarter related to the company’s oil and gas properties;
•	a gain of $628.7 million ($408.7 million after tax) in the 2007 period related to the divestment of the company’s Northeast Operations;
•	a charge of $63.5 million ($41.3 million after tax) in the 2007 period related to the loss on a natural gas sales contract; and
•	a charge of $.9 million ($.6 million after tax) in the 2007 period for termination-related expenses related to the divestment of the Northeast Operations.

Including the items noted above, Quicksilver reported a net loss of $465.9 million (a loss of $2.79 per diluted share) in the 2008 fourth quarter as compared to net income of $396.1 million ($2.35 per diluted share) in the prior-year period.

For the full year of 2008, the company reported adjusted net income of $220.7 million ($1.28 per diluted share) as compared to $116.1 million ($.70 per diluted share) for 2007.  Net loss for 2008 was $374.0 million (a loss of $2.31 per diluted share) as compared to net income of $479.4 million ($2.86 per diluted share) for the prior year.  All per-share data reflects the two-for-one stock split effected in the form of a stock dividend on January 31, 2008.

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Net cash provided by operating activities before changes in working capital, a non-GAAP measure, was $206.7 million for the fourth quarter of 2008, more than a four-fold increase from $47.4 million in the comparable 2007 period.  For the full year of 2008, net cash provided by operating activities before changes in working capital was $580.1 million, more than double the $263.4 million in the comparable 2007 period.

Reconciliations of net cash provided by operating activities before working capital changes to net cash provided by operating activities and net income to adjusted net income are provided on page 10 of this news release.

“Quicksilver achieved numerous successes in 2008 including record production volumes, reduced unit production costs and a 42% increase in reserves at one of the lowest finding and development costs reported by industry,”  said Glenn Darden, Quicksilver president and chief executive officer.  “Quicksilver’s strength is being a low-cost producer.  We expect to become an even lower cost company in the current environment.  Capitalizing on this platform, we have locked in attractive margins by hedging more than 75% and 65% of our expected natural gas production for 2009 and 2010, respectively, which underpins our anticipated cash flows.  We are committed to operate within these cash flows during the current period of low oil and natural gas prices.”

Production

For the fourth quarter of 2008, average production was 327 million cubic feet of natural gas equivalent (MMcfe) per day compared to 220 MMcfe per day for the same period in 2007, an increase of approximately 48%.  The 2007 quarter included production of approximately 25 MMcfe per day associated with the company’s previously owned Northeast Operations, which were divested as of November 1, 2007.  Excluding the divested volumes from the Northeast Operations, production grew nearly 67% year-over-year.  This increase was driven by higher volumes from the Fort Worth Basin where successful development drilling activities coupled with the August 2008 Alliance acquisition, which included approximately 40 MMcfe per day of production, increased volumes from the basin 96% versus the 2007 level.  The 2008 production volumes were comprised of approximately 74% natural gas, approximately 24% natural gas liquids (NGL) and approximately 2% crude oil and condensate.

Total production for the full year of 2008 averaged 263 MMcfe per day, up 23% from the 2007 average.

Revenue and Costs

Total revenue for the fourth quarter of 2008 was $208.9 million compared to $149.1 million in the prior-year quarter.  Sales of natural gas, NGLs and crude oil totaled $206.1 million in the fourth quarter of 2008, up approximately 40% from the 2007 quarter.  The increase reflects a 48% increase in equivalent daily production volumes that more than offset a 5% decrease in the average realized price per thousand cubic feet of natural gas equivalent (Mcfe).  Total revenue for 2008 was $800.6 million, an increase of 43% from 2007.

Production costs of $36.1 million for the 2008 fourth quarter represent a $4.1 million increase from the prior-year quarter.  This increase was primarily due to increased production volumes from Texas.  The company continued to reduce its unit production costs, which declined to $1.20 per Mcfe in the fourth

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quarter of 2008, down approximately 22% as compared to $1.53 per Mcfe, excluding divestment-related expenses, in the prior-year quarter.

Capital Structure

At December 31, 2008, the company’s total debt outstanding was $2.6 billion, including $175 million of debt of the company’s subsidiary, Quicksilver Gas Services, which is non-recourse to the company.  At year-end 2008, Quicksilver Resources had approximately $369 million of available capacity under its $1.2 billion senior secured revolving credit facility.

Operational Update

In the Fort Worth Basin, the company drilled 67 (63.2 net) operated wells and connected 58 (53.8 net) operated wells to sales during the fourth quarter.  For the full year of 2008, the company drilled 257 (240.6 net) operated wells and connected 237 (224.3 net) operated wells to sales.  In the Horseshoe Canyon area of Alberta, Canada, the company drilled 69 (50.3 net) operated wells during the fourth quarter of 2008, resulting in 203 (141.6 net) operated wells in this area for the full year of 2008.

During 2009, the company has budgeted to drill approximately 180 operated wells and connect approximately 100 operated wells to sales in the Fort Worth Basin.  In the Horseshoe Canyon area approximately 175 (92 net) operated wells are budgeted in 2009.  With these budgeted amounts for drilling and completion activity, the company expects to maintain total production roughly flat with the fourth quarter of 2008, resulting in annual production growth of approximately 23% in 2009.

Total company capital expenditures for the fourth quarter of 2008 were approximately $333 million, of which approximately 70% was associated with drilling and completion activities, approximately 20% was for midstream activities, approximately 7% was for acreage purchases and approximately 3% was for corporate.  For the year, capital expenditures, excluding acquisitions, totaled approximately $1.3 billion.

Finding and Development Costs

The company’s estimated all-in finding and development cost (F&D) for 2008 has been finalized based upon the total 2008 capital expenditures.  All-in F&D cost for 2008 was $2.14 per Mcfe.  Finding, development and acquisitions cost (FD&A) for 2008 was $2.50 per Mcfe.  Reconciliations of the “2008 Finding & Development Cost” and “2008 Finding, Development & Acquisition Cost” are available on the company’s website – www.qrinc.com.  For a description of the calculation of, and certain other information regarding, F&D and FD&A costs, please see the discussion below under the heading “F&D and FD&A Costs.”

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First-Quarter 2009 Outlook

First-quarter 2009 production volumes are expected to average in the range of 325 MMcfe to 330 MMcfe per day.  Average unit expenses, on an Mcfe basis, are expected to be in the following ranges:
•	Production costs	$1.30	-	$1.40
•	Production taxes	.13	-	.16
•	General and administrative	.55	-	.60
•	Depletion, depreciation & accretion	2.00	-	2.10

Conference Call and Investor Meeting

The company will host a conference call to discuss fourth-quarter 2008 operating and financial results and its outlook for the future at 11:00 a.m. eastern time today.

Quicksilver invites interested parties to participate in the call via the company’s website at http://www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 80367072, prior to 10:55 a.m. eastern time.  A digital replay of the conference call will be available at 3:00 p.m. eastern time today, and will remain available for 30 days.  The replay can be accessed at 1-800-642-1687 using the conference ID number 80367072.  The replay will also be archived for 30 days on the company’s website.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measures of adjusted net income and cash provided by operating activities before working capital changes.  The accompanying schedule provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver

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Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken on non-performance by third parties, including suppliers, contractors, operators, processors, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

F&D and FD&A Costs
Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, and exploration capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, excluding acquired reserves.  Finding, development and acquisition cost, or FD&A cost, is calculated by dividing (x) development, exploitation, exploration and acquisition capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period from all sources.  Our calculation of “all-in” FD&A cost includes costs and reserve additions related to the purchase of proved reserves.  The methods we use to calculate our F&D and FD&A costs may differ significantly from methods used by other companies to compute similar measures.  As a result, our F&D and FD&A costs may not be comparable to similar measures provided by other companies.  We believe that providing a measure of F&D and FD&A costs is useful in evaluating the costs, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves.

However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles.  Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D and FD&A costs do not necessarily reflect precisely the costs associated with particular reserves.  As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D and FD&A costs will not differ materially from those presented.

A reconciliation of F&D and FD&A costs is available on the company’s website at www.qrinc.com.

# # #

Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 09-02

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QUICKSILVER RESOURCES INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
In thousands, except per share data - Unaudited

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007 (1)	2008	2007 (1)
Revenue
Natural gas, NGL and crude oil	$206,071	$146,792	$780,788	$545,089
Other	2,790	2,289	19,853	16,169
Total revenue	208,861	149,081	800,641	561,258

Operating expenses
Oil and gas production expense	36,104	32,027	135,661	136,831
Production and ad valorem taxes	7,479	3,074	16,794	16,142
Other operating costs	984	852	3,918	2,792
Depletion, depreciation and accretion	62,440	36,083	188,196	120,697
General and administrative	15,852	12,736	72,254	47,060
Total expenses	122,859	84,772	416,823	323,522
Impairment related to oil and gas properties	(633,515)	-	(633,515)	-
Income (loss) from equity affiliates	-	(21)	-	661
Gain on sale of oil and gas properties	-	628,709	-	628,709
Loss on natural gas sales contract	-	(63,525)	-	(63,525)
Operating income (loss)	(547,513)	629,472	(249,697)	803,581
Income from earnings of BBEP	187,162	-	93,298	-
Impairment of investment in BBEP	(320,387)	-	(320,387)	-
Other income - net	1,862	2,031	807	3,887
Interest expense	(41,885)	(16,669)	(102,510)	(70,527)
Income (loss) before income taxes and minority interest	(720,761)	614,834	(578,489)	736,941
Income tax (expense) benefit	256,903	(218,350)	209,149	(256,508)
Minority interest expense, net of income tax	(2,033)	(407)	(4,654)	(1,055)
Net income (loss)	$(465,891)	$396,077	$(373,994)	$479,378

Earnings (loss) per common share - basic	$(2.79)	$2.53	$(2.31)	$3.08

Earnings (loss) per common share - diluted	$(2.79)	$2.35	$(2.31)	$2.86

Basic weighted average shares outstanding	166,709	156,547	161,622	155,475

Diluted weighted average shares outstanding	166,709	168,818	161,622	168,029

(1) Share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in January 2008. The split did not affect treasury shares.

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QUICKSILVER RESOURCES INC.
CONSOLIDATED BALANCE SHEETS
In thousands, except share data - Unaudited

	December 31,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$2,848	$28,226
Accounts receivable - net of allowance for doubtful accounts	143,315	90,244
Derivative assets at fair value	171,740	10,797
Current deferred income tax asset	-	18,946
Other current assets	75,433	42,188
Total current assets	393,336	190,401
Investment in Breitburn Energy Partners	150,503	420,171
Property, plant and equipment
Oil and gas properties, full cost method (including unevaluated costs of $543,533 and $215,228, respectively)	3,142,608	1,764,400
Other property and equipment	655,107	377,946
Property, plant and equipment - net	3,797,715	2,142,346
Derivative assets at fair value	116,006	354
Other assets	43,011	22,574
	$4,500,571	$2,775,846
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$6,579	$34
Accounts payable	282,636	192,855
Income taxes payable	40	46,601
Accrued liabilities	66,923	54,981
Derivative liabilities at fair value	9,928	64,104
Current deferred tax liability	52,393	-
Total current liabilities	418,499	358,575
Long-term debt	2,605,025	813,817
Asset retirement obligations	34,753	23,864
Derivative liabilities at fair value	-	16,327
Other liabilities	12,962	10,609
Deferred income taxes	225,440	374,645
Deferred gain on sale of partnership interests	79,316	79,316
Minority interests in consolidated subsidiaries	29,867	30,338
Stockholders' equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding	-	-
Common stock, $0.01 par value, 400,000,000 and 200,000,000 shares authorized respectively; 171,742,699 and 160,633,270 shares issued, respectively	1,717	1,606
Paid in capital in excess of par value	550,851	272,515
Treasury stock of 4,572,795 and 2,616,726 shares, respectively	(35,441)	(12,304)
Accumulated other comprehensive income	185,104	40,066
Retained earnings	392,478	766,472
Total stockholders' equity	1,094,709	1,068,355
	$4,500,571	$2,775,846

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QUICKSILVER RESOURCES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands - Unaudited

	Year Ended
	December 31,
	2008	2007
Operating activities:
Net income (loss)	$(373,994)	$479,378
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and accretion	188,196	120,697
Impairment related to oil and gas properties	633,515	-
Deferred income tax expense (benefit)	(164,134)	209,943
(Gain) loss from sale of properties	605	(627,348)
Non-cash (gain) loss from hedging and derivative activities	(1,139)	62,515
Stock-based compensation	16,128	11,243
Amortization of deferred charges	2,527	2,189
Amortization of deferred loan costs	4,100	2,050
Minority interest expense	4,654	1,055
Income from equity affiliates in excess of cash distributions	(50,762)	-
Impairment of investment in BBEP	320,387
Provision for doubtful accounts	-	(349)
Divestiture expenses	-	2,015
Changes in assets and liabilities:
Accounts receivable	(53,071)	(14,423)
Prepaid expenses and other assets	(5,448)	(4,805)
Accounts payable	7,602	18,939
Income taxes payable	(46,561)	46,012
Accrued and other liabilities	(26,039)	9,993
Net cash provided by operating activities	456,566	319,104

Investing activities:
Purchases of property, plant and equipment	(1,286,715)	(1,020,684)
Alliance Acquisition	(993,212)	-
Return of investment from equity affiliates	-	9,635
Proceeds from sales of properties and equipment	1,339	741,297
Net cash used in investing activities	(2,278,588)	(269,752)

Financing activities:
Issuance debt	2,948,672	817,821
Repayments of debt	(1,096,163)	(968,557)
Debt issuance costs	(25,219)	(5,130)
Minority interest contributions	-	109,809
Minority interest distributions	(8,644)	(8,794)
Proceeds from exercise of stock options	1,244	21,387
Excess tax benefits on exercise of stock options	-	2,755
Purchase of treasury stock	(23,137)	(1,567)
Net cash provided by (used in) financing activities	1,796,753	(32,276)

Effect of exchange rate changes in cash	(109)	5,869

Net increase (decrease) in cash	(25,378)	22,945
Cash and cash equivalents at beginning of period	28,226	5,281
Cash and cash equivalents at end of period	$2,848	$28,226

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QUICKSILVER RESOURCES INC.
Production, on a thousand cubic feet of natural gas equivalent (Mcfe) per day basis, by operating area

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Change	2008	2007	Change

Texas	259,014	131,857	96%	196,563	90,577	117%
Other U.S.	2,855	3,064	-7%	3,230	3,194	1%
	261,869	134,921	94%	199,793	93,771	113%

Canada	64,668	60,492	7%	63,051	56,880	11%
	326,537	195,413	67%	262,844	150,651	74%
Northeast Operations*	-	25,074		-	62,901
Total	326,537	220,487	48%	262,844	213,552	23%

*The Company's Northeast Operations were divested as of November 1, 2007

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Average Daily Production:
Natural Gas (Mcfd)	241,979	156,089	186,142	163,340
NGL (Bbld)	12,792	9,403	11,464	6,768
Oil (Bbld)	1,301	1,330	1,320	1,600
Total (Mcfed)	326,537	220,487	262,844	213,552

Average Realized Prices:
Natural Gas (per Mcf)	$7.49	$6.58	$8.10	$6.73
NGL (per Bbl)	$26.86	$49.44	$45.44	$43.23
Oil (per Bbl)	$64.03	$78.26	$78.83	$63.87
Total (Mcfe)	$6.86	$7.24	$8.12	$6.99

Expense per Mcfe:
Oil and gas production cost	$1.20	$1.58	$1.41	$1.76
Production and ad valorem taxes	$0.25	$0.15	$0.17	$0.21
Depletion, depreciation and accretion	$2.08	$1.78	$1.96	$1.55
General and administrative expense:
Cash expense	$0.43	$0.53	$0.52	$0.49
Litigation resolution	-	-	0.10	-
Equity compensation	0.10	0.10	0.13	0.11
Total general and administrative expense	$0.53	$0.63	$0.75	$0.60

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007 (1)	2008	2007 (1)

Net income (loss)	$(465,891)	$396,077	$(373,994)	$479,378

Adjustments
Related hedges - Northeast Operations	-	-	-	(2,000)
Termination-related expenses	-	910	-	6,306
Divestiture-related profession fees	-	-	-	2,000
Gain on sale of oil and gas properties	-	(628,709)	-	(628,709)
Loss on natural gas sales contract	-	63,525	-	63,525
Legal settlement	-	-	9,633	-
Impairment of E&P properties	633,515	-	633,515	-
Impairment of investment in BBEP	320,387	-	320,387	-
Equity portion of derivative loss (income) from BBEP	(175,034)	-	(48,674)	-
Total adjustments before income tax expense	778,868	(564,274)	914,861	(558,878)
Income tax expense	(272,604)	197,496	(320,201)	195,607
Adjustments for items after taxes	506,264	(366,778)	594,660	(363,271)

Adjusted net income	$40,373	$29,299	$220,666	$116,107

Adjusted net income per common share - Diluted	$0.23	$0.18	$1.28	$0.70

Diluted weighed average common shares outstanding	177,981	168,818	173,377	168,029

(1) Share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in January 2008. The split did not affect treasury shares.

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE WORKING
CAPITAL CHANGES TO NET CASH PROVIDED BY OPERATING ACTIVITIES
In thousands - Unaudited

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Net cash provided by operating activities before working capital changes	$206,688	$47,406	$580,083	$263,388

Working capital changes:
Accounts receivable	(36,539)	(21,177)	(53,071)	(14,423)
Prepaid expenses and other assets	(629)	(6,350)	(5,448)	(4,805)
Accounts payable	17,221	18,428	7,602	18,939
Income taxes payable	(147)	45,855	(46,561)	46,012
Accrued and other liabilities	(4,148)	(26,757)	(26,039)	9,993
Total working capital changes	(24,242)	9,999	(123,517)	55,716

Net cash provided by operating activities	$182,446	$57,405	$456,566	$319,104

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